Exhibit (99.11)

ISSN 1718-8369

Volume 3, number 8	January 30, 2009

AS AT NOVEMBER 30, 2008

Highlights for November 2008

•                  In November 2008, the budgetary balance shows expenditure exceeding revenue by $411 million.

•                  Budgetary revenue amounts to $4.4 billion, a decline of $704 million compared to last year. Accordingly, own-source revenue stands at $3.2 billion, down $736 million, while federal transfers amount to $1.2 billion, an increase of $32 million.

•                  Program spending is down by $290 million compared to last year and stands at $4.2 billion. This decrease is attributable chiefly to a decline in spending related to the Health and Social Services mission.

•                  The substantial decline in health spending is attributable in particular to the fact that during November 2008, four weekly operating grant payments were made to the network compared with five in November 2007.

•                  Debt service stands at $548 million, down $36 million compared to November 2007.

Based on the cumulative results as at November 30, 2008, as indicated in the Economic Statement last January 14 and in the Update on Québec’s Economic and Financial Situation of November 4, 2008, the 2008-2009 budget will be balanced by using part of the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	November		April to November			Growth
	2007 (1)	2008	2007-2008 (1)	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue (2)	3 946	3 210	31 779	31 742	49 423	- 0.1
Federal transfers	1 125	1 157	8 748	9 307	13 953	2.4
Total	5 071	4 367	40 527	41 049	63 376	0.4
BUDGETARY EXPENDITURE
Program spending	- 4 530	- 4 240	- 36 029	- 38 056	- 57 237	4.4
Debt service	- 584	- 548	- 4 626	- 4 472	- 6 716	- 4.3
Total	- 5 114	- 4 788	- 40 655	- 42 528	- 63 953	3.4
NET RESULTS OF CONSOLIDATED ENTITIES (3)	23	- 16	33	429	365	—
Contingency reserve	—	—	—	—	- 200	—
DEFICIT FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 20	- 437	- 95	- 1 050	- 412	—
Deposits of dedicated revenues in the Generations Fund	- 26	26	- 207	- 305	- 660	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 46	- 411	- 302	- 1 355	- 1 072	—
Deposit in the Generations Fund from the budgetary reserve	0	—	- 200	—	- 132	—
Budgetary reserve	0	—	200	—	1 204	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 46	- 411	- 302	- 1 355	0	—

(1)	The comparative figures for November 2007 have been restated to reflect the changes made to the accounting policies implemented in the 2006-2007 accounting reform.
(2)	Since October 2008, own-source revenue reflects a change in the monthly estimation method to make it consistent with the method used for cumulative revenue at year end.
(3)	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

Cumulative results as at November 30, 2008

Budgetary balance

•                  For the period from April to November 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.4 billion.

•                  Moreover, as indicated in the Economic Statement last January 14 and in the Update on Québec’s Economic and Financial Situation of November 4, 2008, the 2008-2009 budget will be balanced by using part of the budgetary reserve accumulated as at March 31, 2008.

Budgetary revenue

•                  Since the beginning of the year, budgetary revenue amounts to $41.0 billion, $522 million more than in November 2007.

•                  Own-source revenue stands at $31.7 billion, $37 million less than as at November 30, 2007. This decline in revenue is attributable to slowdown in economic growth and the impact of the fiscal measures announced in recent budgets, including:

•                  the personal income tax cut in effect since January 1, 2008;

•                  the reduction in the capital tax rate.

•                  Federal transfers amount to $9.3 billion for the first eight months of the current fiscal year, an increase of $559 million compared to the same period in 2007-2008.

Budgetary expenditure

•                  As at November 30, 2008, budgetary expenditure amounts to $42.5 billion, an increase of $1.8 billion compared to last year.

•                  Program spending rose $2.0 billion compared to last year, and stands at $38.0 billion. The most significant changes are in the Health and Social Services ($1.1 billion), Education and Culture ($385 million) and Economy and Environment ($285 million) missions.

•                  Debt service amounts to $4.5 billion, down $154 million compared to the same period ended in November 2007.

Consolidated entities

•                  As at November 30, 2008, the net results of consolidated entities show a surplus of $429 million, i.e. $396 million more than last year.

Generations Fund

•                  Dedicated revenues paid into the Generations Fund total $305 million.

Net financial requirements

•                  For the period from April to November 2008, net financial requirements stand at $2.1 billion, a decline of $494 million compared to last year. This decline is attributable essentially to a decrease of $1.4 billion in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November			April to November
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	3 946	3 210	- 736	31 779	31 742	- 37
Federal transfers	1 125	1 157	32	8 748	9 307	559
Total	5 071	4 367	- 704	40 527	41 049	522
BUDGETARY EXPENDITURE
Program spending	- 4 530	- 4 240	290	- 36 029	- 38 056	- 2 027
Debt service	- 584	- 548	36	- 4 626	- 4 472	154
Total	- 5 114	- 4 788	326	- 40 655	- 42 528	- 1 873
NET RESULTS OF CONSOLIDATED ENTITIES	23	- 16	- 39	33	429	396
DEFICIT FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	- 20	- 437	- 417	- 95	- 1 050	- 955
Deposits of dedicated revenues in the Generations Fund	- 26	26	52	- 207	- 305	- 98
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	- 46	- 411	- 365	- 302	- 1 355	- 1 053
Deposit in the Generations Fund from the budgetary reserve	0	—	0	- 200	—	- 200
Budgetary reserve	0	—	0	200	—	- 200
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 46	- 411	- 365	- 302	- 1 355	- 1 053
Revenues dedicated to the Generations Fund	26	- 26	- 52	207	305	98
CONSOLIDATED BUDGETARY BALANCE	- 20	- 437	- 417	- 95	- 1 050	- 955
Consolidated non-budgetary surplus (requirements)	- 255	- 167	88	- 2 518	- 1 069	1 449
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 275	- 604	- 329	- 2 613	- 2 119	494

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	November			April to November
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 249	1 184	- 5.2	11 881	11 989	0.9
Contributions to Health Services Fund	410	395	- 3.7	3 478	3 606	3.7
Corporate taxes	373	123	- 67.0	2 632	2 124	- 19.3
Consumption taxes	1 172	1 000	- 14.7	9 158	9 253	1.0
Other sources	208	210	1.0	1 788	1 892	5.8
Total	3 412	2 912	- 14.7	28 937	28 864	- 0.3
Revenue from government enterprises	534	298	- 44.2	2 842	2 878	1.3
Total own-source revenue	3 946	3 210	- 18.7	31 779	31 742	- 0.1
Federal transfers
Equalization	596	669	12.2	4 773	5 352	12.1
Health transfers	321	310	- 3.4	2 482	2 527	1.8
Transfers for post-secondary education
and other social programs	119	104	- 12.6	923	863	- 6.5
Other programs	89	74	- 16.9	570	565	- 0.9
Total federal transfers	1 125	1 157	2.8	8 748	9 307	6.4
TOTAL BUDGETARY REVENUE	5 071	4 367	- 13.9	40 527	41 049	1.3

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	November			April to November
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 201	1 915	- 13.0	15 658	16 791	7.2
Education and Culture	1 090	1 096	0.6	9 675	10 060	4.0
Economy and Environment	457	428	- 6.3	4 306	4 591	6.6
Support for Individuals and Families	444	450	1.4	3 543	3 609	1.9
Administration and Justice	338	351	3.8	2 847	3 005	5.5
Total program spending	4 530	4 240	- 6.4	36 029	38 056	5.6
Debt service	584	548	- 6.2	4 626	4 472	- 3.3
TOTAL BUDGETARY EXPENDITURE	5 114	4 788	- 6.4	40 655	42 528	4.6

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.